Exhibit 99.1

First Western Reports First Quarter 2020 Financial Results

First Quarter 2020 Summary

•Net income available to common shareholders of $1.3 million in Q1 2020, compared to $2.6 million in Q4 2019 and $1.6 million in Q1 2019

•Diluted EPS of $0.17 in Q1 2020, compared to $0.32 in Q4 2019 and $0.21 in Q1 2019

•	Adjusted net income available to common shareholders, excluding loss on intangibles held for sale, of $1.8 million in Q1 2020
•	Adjusted diluted EPS, excluding loss on intangibles held for sale, of $0.22 for Q1 2020
•	Total assets grew to $1.35 billion, up 32.7% annualized from Q4 2019 and 18.3% from Q1 2019
•	Net interest margin improved to 3.14% in Q1 2020 from 2.91% in Q4 2019 and 3.03% Q1 2019
•	Total deposits of $1.2 billion, an 33.7% annualized increase from Q4 2019 and a 20.5% increase from Q1 2019
•	Gross loans of $1.04 billion, an annualized increase of 18.4% from Q4 2019 and an increase of 12.1% from Q1 2019
•	Branch purchase and assumption agreement signed with Simmons Bank that expands First Western’s presence in Denver market
•	$8.0 million subordinated debt offering during Q1 2020 completed

Denver, Colo., April 30, 2020 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the first quarter ended March 31, 2020.

Net income available to common shareholders was $1.3 million, or $0.17 per diluted share, for the first quarter of 2020. This compares to $2.6 million, or $0.32 per diluted share, for the fourth quarter of 2019, and $1.6 million, or $0.21 per diluted share, for the first quarter of 2019.

Financial results for the first quarter of 2020 include a $0.6 million loss on intangibles held for sale related to the Company’s Capital Management segment, which negatively impacted earnings per diluted share by 5 cents. For the first quarter of 2020, adjusted net income, available to common shareholders, excluding the held for sale loss, was $1.8 million, or $0.22 per diluted share.

Scott C. Wylie, CEO of First Western, commented, “During January and February, we experienced positive trends throughout the business including strong growth in loans and deposits and an expansion in our net interest margin. We were also very pleased to sign a branch purchase and assumption agreement with

Simmons Bank in February that will increase our presence in Denver, add valuable scale and banking talent, and we believe will be highly accretive to earnings.”

“As the COVID-19 pandemic accelerated in March, our focus turned to protecting the health and safety of our associates and ensuring that we continued to support the financial needs of our clients and the communities we serve. We have implemented a number of programs to help our clients manage through this crisis, including participating in the Small Business Association’s Paycheck Protection Program (“PPP”). As of April 24th, we  processed 347 applications for a total of $162.1 million funded through the PPP. While our top priority has been serving our existing clients, we have also used the PPP to establish many new commercial client relationships with businesses that were frustrated by the lack of response from their prior banks.”

“We believe we are well positioned from a capital and liquidity standpoint to continue supporting our clients and communities throughout the duration of this crisis. Now more than ever, we have the opportunity to demonstrate the compelling value proposition of the First Western model, help our clients navigate through a time of unprecedented challenges, and attract new commercial and wealth management clients to our franchise,” said Mr. Wylie.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2020	2019	2019
Earnings Summary
Net interest income	$8,931	$8,190	$7,971
Less: provision for loan losses	367	447	194
Total non-interest income	7,767	8,228	6,976
Total non-interest expense	14,647	13,082	12,602
Income before income taxes	1,684	2,889	2,151
Income tax expense	350	317	524
Net income available to common shareholders	1,334	2,572	1,627
Adjusted net income available to common shareholders(1)	1,772	2,572	1,627
Basic earnings per common share	0.17	0.33	0.21
Adjusted basic earnings per common share(1)	0.23	0.33	0.21
Diluted earnings per common share	0.17	0.32	0.21
Adjusted diluted earnings per common share(1)	$0.22	$0.32	$0.21

Return on average assets (annualized)	0.43%	0.82%	0.57%
Adjusted return on average assets (annualized)(1)	0.57	0.82	0.57
Return on average shareholders' equity (annualized)	4.09	8.06	5.50
Adjusted return on average shareholders' equity (annualized)(1)	5.43	8.06	5.50
Return on tangible common equity (annualized)(1)	5.03	9.85	6.88
Adjusted return on tangible common equity (annualized)(1)	6.69	9.85	6.88
Net interest margin	3.14	2.91	3.03
Efficiency ratio(1)	84.39%	80.54%	83.15%

(1)	Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the First Quarter 2020

Revenue

Gross revenue (1) was $16.7 million for the first quarter of 2020, compared to $16.2 million for the fourth quarter of 2019.  The increase in revenue was primarily driven by a $0.7 million increase in net interest income.

Relative to the first quarter of 2019, gross revenue increased $1.8 million from $14.9 million. The increase was primarily due to growth in net interest income and net gain on mortgage loans resulting from increased mortgage activity.

(1)	Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Net Interest Income

Net interest income for the first quarter of 2020 was $8.9 million, an increase of 9.0% from $8.2 million in the fourth quarter of 2019. The increase in net interest income was primarily attributable to a reduction in interest expense resulting from a 20 basis point decline in the cost of funds.

Relative to the first quarter of 2019, net interest income increased 12.0%  from $8.0 million. The year-over-year increase in net interest income was due primarily to growth in average loans and lower cost of funds.

Net Interest Margin

Net interest margin for the first quarter of 2020 increased to 3.14% from 2.91% in the fourth quarter of 2019. The increase was primarily driven by a 20 basis point decline in the cost of funds.

Relative to the first quarter of 2019, the net interest margin increased from 3.03%, primarily due to a 29 basis point decline in cost of funds.

Non-interest Income

Non-interest income for the first quarter of 2020 was $7.8 million, a decrease of 5.6% from $8.2 million in the fourth quarter of 2019. The decrease was primarily attributable to a decrease in insurance revenues.

While our net gains on mortgage loans remained consistent with the fourth quarter, the uncertainty of COVID-19’s impact on the economy caused major disruptions in the mortgage market. Sharp Fed Funds and US Treasury rate reductions, as well as capacity, liquidity and delinquency concerns in the mortgage industry caused the market value of loans and loan servicing to decline rapidly and significantly relative to mortgage hedges, resulting in approximately $4 million of lost value during the month of March.

Relative to the first quarter of 2019, non-interest income increased 11.3% from $7.0 million. The increase was primarily attributable to higher net gains on mortgage loans as a result of a higher volume of mortgages.

Non-interest Expense

Non-interest expense for the first quarter of 2020 was $14.6 million, an increase of 12.0% from $13.1 million for the fourth quarter of 2019. Non-interest expense for the first quarter of 2020 included a $0.6 million loss on intangibles held for sale related to the Capital Management segment. Excluding the loss on intangibles held for sale, the increase was driven by higher professional costs primarily associated with the pending branch acquisition along with an increase in salaries and employee benefits expense resulting from higher head count and seasonality in payroll taxes.

Non-interest expense increased 16.2% from $12.6 million in the first quarter of 2019. The increase was primarily due to higher salaries and employee benefits expense reflecting the growth of the organization over the past year and improved performance.

The Company’s efficiency ratio was 84.4% in the first quarter of 2020, compared with 80.5% in the fourth quarter of 2019 and 83.2% in the first quarter of 2019. The efficiency ratio was negatively impacted during the first quarter 2020 by various acquisition and disposition related expenses. Management expects a return to the positive trend it had previously shown in the Company’s efficiency ratio.

Income Taxes

The Company recorded income tax expense of $0.4 million for the first quarter of 2020, representing an effective tax rate of 20.8%, compared to 11.0% for the fourth quarter of 2019. The lower effective tax rate in the fourth quarter of 2019 was primarily attributable to tax-planning strategies driven by the impact of research and development tax credits.

Loan Portfolio

Total gross loans including mortgage loans held for sale were $1.11 billion at March 31, 2020, an increase of $61.8 million from the end of the prior quarter, and an increase of $157.1 million from March 31, 2019.

Gross loans, excluding mortgage loans held for sale, totaled $1.04 billion at March 31, 2020, an annualized increase of 18.4%  from $998.0 million at December  31, 2019, and an increase of 12.1% from $931.2 million at March 31, 2019. The increase in gross loans from December  31, 2019 was primarily due to growth in the 1-4 family residential, commercial and industrial, and commercial real estate portfolios.

Deposits

Total deposits were $1.18 billion at March 31, 2020, compared to $1.09 billion at December 31, 2019, and $978.1 million at March 31, 2019.  The increase in total deposits from December  31, 2019 was primarily due to an increase in money market, time and non-interest bearing deposits.

Average total deposits for the first quarter of 2020 increased  $103.6 million, or 10.6%, from the first quarter of 2019.

Assets Under Management

Total assets under management decreased by $551.2 million during the first quarter to $5.64 billion at March 31, 2020, compared to $6.19 billion at December 31, 2019, and $5.78 billion at March 31, 2019. The decrease was primarily attributable to market  losses resulting from the market volatility related to the global pandemic.

Credit Quality

Non-performing assets totaled $11.1 million, or 0.82% of total assets, at March 31, 2020, a decline from $12.9 million, or 1.03% of total assets, at December  31, 2019 due primarily to pay downs on non-performing loans.

The Company recorded a provision for loan losses of $0.4 million in the first quarter of 2020, primarily reflecting the strong growth in the loan portfolio.  Changes within the provision during the first quarter 2020 also included a decrease in the specific reserve resulting from pay downs on an impaired loan and an increase in the unallocated reserve based on management’s assumptions related to the impact of the COVID-19 pandemic given data that was currently available, as of the date of analysis.

As a result of the COVID-19 pandemic, a loan modification program was designed and implemented to assist our clients experiencing financial stress resulting from the economic impacts caused by the global pandemic. The program includes loan extensions, temporary payment moratoriums, and financial covenant waivers for commercial and consumer borrowers impacted by the pandemic who have a pass risk rating and have not been delinquent over 30 days on payments in the last two years. These programs were implemented towards the end of the first quarter of 2020. No clients participated in the loan modification program in the first quarter, however as April 24th, the Company entered into modification agreements with 32  clients across multiple industries in the amount of $55.8 million.

The Company will continue to closely monitor the loan portfolio, understanding the stress of our borrowers as well as the on-going impact of COVID-19, as it relates to the allowance for loan loss and credit quality metrics.

Capital

At March 31, 2020, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. At March 31, 2020, the Bank was classified as “well capitalized,” as summarized in the following table:

March 31,
2020
Consolidated Capital
Tier 1 capital to risk-weighted assets	10.96%
Common Equity Tier 1 (“CET 1”) to risk-weighted assets	10.96
Total capital to risk-weighted assets	13.31
Tier 1 capital to average assets	8.81

Bank Capital
Tier 1 capital to risk-weighted assets	10.35
CET 1 to risk-weighted assets	10.35
Total capital to risk-weighted assets	11.23
Tier 1 capital to average assets	8.33%

Tangible book value per common share increased 12.7% from $11.88 at March 31, 2019 to $13.39 at March 31, 2020,  and was up 1.8% from $13.15 at December 31, 2019.

During the first quarter of 2020, the Company repurchased 22,679 shares of its common stock at an average price of $16.50 under its stock repurchase program, which authorized the repurchase of up to 300,000 shares of its common stock. As of March 31, 2020, the Company had up to 233,623 shares remaining under the current stock repurchase authorization, although the Company does not currently anticipate continuing to repurchase shares while its capital can be better used supporting its clients and communities through the duration of the COVID-19 pandemic.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, May 1, 2020. The call can be accessed via telephone at 877-405-1628; passcode 3033844. A recorded replay will be accessible through May 8, 2020 by dialing 855-859-2056; passcode 3033844.

A slide presentation relating to the first quarter 2020 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”).   These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” and “Gross Revenue,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Earnings Per Share,” “Adjusted Diluted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the COVID-19 pandemic and related government actions; the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 12,  2020 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ending
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2020	2019	2019
Interest and dividend income:
Loans, including fees	$11,002	$10,554	$10,218
Investment securities	295	321	310
Federal funds sold and other	215	478	522
Total interest and dividend income	11,512	11,353	11,050

Interest expense:
Deposits	2,393	2,995	2,909
Other borrowed funds	188	168	170
Total interest expense	2,581	3,163	3,079
Net interest income	8,931	8,190	7,971
Less: provision for loan losses	367	447	194
Net interest income, after provision for loan losses	8,564	7,743	7,777

Non-interest income:
Trust and investment management fees	4,731	4,748	4,670
Net gain on mortgage loans	2,481	2,577	1,456
Bank fees	368	261	289
Risk management and insurance fees	96	367	468
Income on company-owned life insurance	91	92	93
Net gain on sale of assets	—	183	—
Total non-interest income	7,767	8,228	6,976
Total income before non-interest expense	16,331	15,971	14,753

Non-interest expense:
Salaries and employee benefits	8,482	7,990	7,618
Occupancy and equipment	1,440	1,369	1,407
Professional services	1,023	962	777
Technology and information systems	969	928	1,069
Data processing	847	783	687
Marketing	415	300	278
Amortization of other intangible assets	2	7	173
Net loss on intangibles held for sale	553	—	—
Other	916	743	593
Total non-interest expense	14,647	13,082	12,602
Income before income taxes	1,684	2,889	2,151
Income tax expense	350	317	524
Net income available to common shareholders	$1,334	$2,572	$1,627
Earnings per common share:
Basic	$0.17	$0.33	$0.21
Diluted	$0.17	$0.32	$0.21

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	Three Months Ending
	March 31,	December 31,	March 31,
	2020	2019	2019

(Dollars in thousands)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$4,076	$4,180	$2,164
Interest-bearing deposits in other financial institutions	114,438	74,458	67,602
Total cash and cash equivalents	118,514	78,638	69,766

Available-for-sale securities, at fair value	52,500	58,903	53,610
Correspondent bank stock, at cost	1,158	585	993
Mortgage loans held for sale	64,120	48,312	19,778
Loans, net of allowance of $8,242, $7,875 and $7,645	1,035,709	990,132	923,545
Premises and equipment, net	5,148	5,218	5,815
Accrued interest receivable	3,107	3,048	3,053
Accounts receivable	4,669	5,238	4,561
Other receivables	1,058	1,006	881
Other real estate owned, net	658	658	658
Goodwill	19,686	19,686	24,811
Other intangible assets, net	26	28	229
Deferred tax assets, net	5,036	5,047	4,549
Company-owned life insurance	15,177	15,086	14,803
Other assets	24,297	16,544	17,636
Intangibles held for sale	3,000	3,553	—
Total assets	$1,353,863	$1,251,682	$1,144,688

LIABILITIES
Deposits:
Noninterest-bearing	$270,604	$240,068	$226,484
Interest-bearing	907,846	846,716	751,617
Total deposits	1,178,450	1,086,784	978,101
Borrowings:
Federal Home Loan Bank Topeka borrowings	10,000	10,000	20,361
Subordinated notes	14,459	6,560	6,560
Accrued interest payable	417	299	329
Other liabilities	21,708	20,244	19,669
Liabilities held for sale	126	117	—
Total liabilities	1,225,160	1,124,004	1,025,020

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	128,703	127,678	119,668
Total liabilities and shareholders’ equity	$1,353,863	$1,251,682	$1,144,688

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of
	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019
Loan Portfolio
Cash, Securities and Other	$147,157	$146,701	$130,641
Construction and Development	25,461	28,120	37,128
1-4 Family Residential	412,306	400,134	360,607
Non-Owner Occupied CRE	192,350	165,179	172,014
Owner Occupied CRE	121,138	127,968	108,873
Commercial and Industrial	144,066	128,457	120,602
Total loans held for investment	1,042,478	996,559	929,865
Deferred costs, net	1,473	1,448	1,325
Gross loans	$1,043,951	$998,007	$931,190
Total mortgage loans held for sale	$64,120	$48,312	$19,778

Deposit Portfolio
Money market deposit accounts	$671,641	$615,575	$513,328
Time deposits	150,190	134,913	176,312
Negotiable order of withdrawal accounts	82,092	91,921	59,464
Savings accounts	3,923	4,307	2,513
Total interest-bearing deposits	907,846	846,716	751,617
Noninterest-bearing accounts	270,604	240,068	226,484
Total deposits	$1,178,450	$1,086,784	$978,101

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019
Average Balance Sheets
Average Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$68,035	$108,245	$85,826
Available-for-sale securities	55,208	58,745	50,474
Loans	1,016,148	958,497	915,921
Interest-earning assets	1,139,391	1,125,487	1,052,221
Mortgage loans held for sale	37,798	59,813	13,277
Total interest earning-assets, plus mortgage loans held for sale	1,177,189	1,185,300	1,065,498
Allowance for loan losses	(8,010)	(7,756)	(7,567)
Noninterest-earning assets	84,054	78,934	77,780
Total assets	$1,253,233	$1,256,478	$1,135,711

Average Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$830,736	$865,489	$760,507
Federal Home Loan Bank Topeka borrowings	10,495	10,000	10,401
Subordinated notes	7,854	6,560	6,560
Total interest-bearing liabilities	849,085	882,049	777,468
Noninterest-bearing liabilities:
Noninterest-bearing deposits	253,813	226,948	220,408
Other liabilities	19,874	19,912	19,413
Total noninterest-bearing liabilities	273,687	246,860	239,821
Shareholders’ equity	130,461	127,569	118,422
Total liabilities and shareholders’ equity	$1,253,233	$1,256,478	$1,135,711

Yields (annualized)
Interest-bearing deposits in other financial institutions	1.26%	1.77%	2.43%
Available-for-sale securities	2.14	2.19	2.46
Loans	4.33	4.40	4.46
Interest-earning assets	4.04	4.03	4.20
Mortgage loans held for sale	3.45	3.63	3.80
Total interest-earning assets, plus mortgage loans held for sale	4.02	4.01	4.20
Interest-bearing deposits	1.15	1.38	1.53
Federal Home Loan Bank Topeka borrowings	1.95	1.96	1.92
Subordinated notes	6.97	7.26	7.32
Total interest-bearing liabilities	1.22	1.43	1.58
Net interest margin	3.14	2.91	3.03
Interest rate spread	2.83%	2.60%	2.62%

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share data)	2020	2019	2019
Asset Quality
Non-performing loans	$10,451	$12,270	$18,713
Non-performing assets	11,109	12,928	19,371
Net charge-offs	—	248	—
Non-performing loans to total loans	1.00%	1.23%	2.01%
Non-performing assets to total assets	0.82	1.03	1.69
Allowance for loan losses to non-performing loans	78.86	64.18	40.85
Allowance for loan losses to total loans	0.79	0.79	0.82
Net charge-offs to average loans	—%	0.03%	—%

Assets under management	$5,636,500	$6,187,707	$5,781,297

Market Data
Book value per share at period end	$16.26	$16.08	$15.02
Tangible book value per common share(1)	$13.39	$13.15	$11.88
Weighted average outstanding shares, basic	7,863,564	7,906,516	7,873,718
Weighted average outstanding shares, diluted	7,930,611	7,950,279	7,889,644
Shares outstanding at period end	7,917,489	7,940,168	7,968,420

Consolidated Capital
Tier 1 capital to risk-weighted assets	10.96%	11.31%	11.13%
CET 1 to risk-weighted assets	10.96	11.31	11.13
Total capital to risk-weighted assets	13.31	12.87	12.78
Tier 1 capital to average assets	8.81	8.58	8.67

Bank Capital
Tier 1 capital to risk-weighted assets	10.35	10.67	10.36
CET 1 to risk-weighted assets	10.35	10.67	10.36
Total capital to risk-weighted assets	11.23	11.53	11.26
Tier 1 capital to average assets	8.33%	8.09%	8.07%

(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share data)	2020	2019	2019
Tangible common
Total shareholders' equity	$128,703	$127,678	$119,668
Less:
Goodwill	19,686	19,686	24,811
Intangibles held for sale	3,000	3,553	—
Other intangibles, net	26	28	229
Tangible common equity	$105,991	$104,411	$94,628

Common shares outstanding, end of period	7,917,489	7,940,168	7,968,420
Tangible common book value per share	$13.39	$13.15	$11.88

Net income available to common shareholders	$1,334	$2,572	$1,627
Return on tangible common equity (annualized)	5.03%	9.85%	6.88%

Efficiency
Non-interest expense	$14,647	$13,082	$12,602
Less: amortization	2	7	173
Less: loss on intangibles held for sale	553	—	—
Adjusted non-interest expense	$14,092	$13,075	$12,429

Net interest income	$8,931	$8,190	$7,971
Non-interest income	7,767	8,228	6,976
Less:
Net gain on sale of assets	—	183	—
Total income	$16,698	$16,235	$14,947
Efficiency ratio	84.39%	80.54%	83.15%

Total income before non-interest expense	$16,331	$15,971	$14,753
Less:
Net gain on sale of assets	—	183	—
Plus: provision for loan losses	367	447	194
Gross revenue	$16,698	$16,235	$14,947

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share data)	2020	2019	2019
Adjusted Net Income Available To Common Shareholders
Net income available to common shareholders	$1,334	$2,572	$1,627
Plus: loss on intangibles held for sale including income tax impact	438	—	—
Adjusted net income available to shareholders	$1,772	$2,572	$1,627

Adjusted Earnings Per Share
Earnings per share	$0.17	$0.33	$0.21
Plus: loss on intangibles held for sale including income tax impact	0.06	—	—
Adjusted earnings per share	$0.23	$0.33	$0.21

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$0.17	$0.32	$0.21
Plus: loss on intangibles held for sale including income tax impact	0.05	—	—
Adjusted diluted earnings per share	$0.22	$0.32	$0.21

Adjusted Return on Average Assets (annualized)
Return on average assets	0.43%	0.82%	0.57%
Plus: loss on intangibles held for sale including income tax impact	0.14	—	—
Adjusted return on average assets	0.57%	0.82%	0.57%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	4.09%	8.06%	5.50%
Plus: loss on intangibles held for sale including income tax impact	1.34	—	—
Adjusted return on average shareholders' equity	5.43%	8.06%	5.50%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	5.03%	9.85%	6.88%
Plus: loss on intangibles held for sale including income tax impact	1.66	—	—
Adjusted return on tangible common equity	6.69%	9.85%	6.88%